Exhibit 10.73

FIRST AMENDMENT TO LITTELFUSE DEFERRED COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS

The Littelfuse Deferred Compensation Plan for Non-employee Directors (the "Plan"), as adopted by the Board of Directors of Littelfuse, Inc., a Delaware corporation (the "Company") on March 17, 1995, is hereby amended as follows, pursuant to the authority retained by the Board of Directors under Section 6.2 of the Plan. For purposes of Section 6.2, the amendments made herein are intended to comport with a change in the Internal Revenue Code of 1986, specifically the enactment of Section 409A of the Code. The amendments made herein are effective as of January 1, 2008, except as otherwise provided herein.

I.     Section 2.5 of the Plan is amended by the addition of the following sentences: "Effective for Compensation paid on or after January 1, 2005, such election may be made within 30 days after an Eligible Director is first elected to the Board. If not made during such 30 day period, the election may be made prior to the beginning of any subsequent year, and shall take effect on the first day of such subsequent year."

2.     Section 2.7 of the Plan is amended by the addition of the following sentence: "Effective as of January 1, 2005, any termination or amendment of an election shall take effect on the first day of the year following the year in which the notice is delivered to the Secretary."

3.     Section 4.1 of the Plan is amended by the addition of the following sentences: "The Board of Directors may only direct a distribution pursuant to clause (ii) of any amount that was deferred on or after January 1, 2005 (or the income attributable to such amounts) to the extent the Board of Directors determines that such distribution is necessary to alleviate an unforeseeable emergency, including any tax imposed on the distribution. For purposes of the preceding sentence, an unforeseeable emergency means a severe financial hardship to the Eligible Director resulting from an illness or accident of the Eligible Director (or the Eligible Director's spouse, Beneficiary, or tax dependent); loss of the Eligible Director's property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Eligible Director, determined in accordance with regulations or other guidance promulgated under Section 409A of the Internal Revenue Code of 1986. For purposes of this Section 4.1, an Eligible Director shall not be considered to have terminated his or her service as a director until he has incurred a separation from service as defined in Section 409A of the Internal Revenue Code of 1986."

4.     Section 4.2 of the Plan is amended to read as follows:

"Section 4.2. Method of Distribution.

(a)     At the time of an Eligible Director's initial election described in Article II, the Eligible Director making such election shall specify in a written notice delivered to the Secretary of the Company whether the amounts and assets credited to his or her Deferred Compensation Account and Trust Account shall be distributed to him or her (or his or her beneficiary) in a single lump sum distribution at the time described in Section 4.1, or in not more than ten annual installments. The first such installment shall be paid not more at the time described in Section 4.1, and subsequent payments shall be made on each a1miversary of such date. The amount of each such installment shall be equal to the cash balance in his or her Defe1Ted Compensation Account and the number of shares in his or her Trust Account immediately prior to the distribution divided by the number of installments remaining to be paid (rounded to the next higher number of whole shares with respect to the Trust Account). If an Eligible Director shall fail to make such an election, he or she shall be deemed to have elected a lump sum distribution.

(b)     The Eligible Director may change such distribution election from time to time by delivering written notice to the Secretary of the Company, subject to the following. Effective as of January 1, 2008, no change in a distribution election may be made within one year before the Eligible Director terminates his or her service as a director, and if an Eligible Director's service is terminated within one year after notice of any such change is given to the Secretary, such change will be null and void. If an Eligible Director changes his or her distribution election on or after January I, 2008, then the portion of his or her Deferred Compensation Account, and the number of shares in his or her Trust Account. attributable to amounts deferred after December 3I, 2004, and before the first day of the year following the year in which the notice of such change is given to the Secretary (including amounts attributable to earnings), shall be distributed (or begin to be distributed in the case of installments) on the day that is five years after the date it would have been distributed had such change not been made. For purposes of Section 409A of the Internal Revenue Code of 1986, payment in installments shall be considered a single payment.

(c)     Any amounts or assets credited to an Eligible Director's Deferred Compensation Account and Trust Account shall be distributed or commence to be distributed to such Eligible Director or his or her beneficiary at the time described in Section 4.1 in the manner so specified. If the Company is not Insolvent (as hereinafter defined) at the time of any distribution, the distributions shall be made from the Eligible Director's Deferred Compensation Account and Trust Account (as applicable) and charged to the Eligible Director's Deferred Compensation Account and Trust Account (as applicable)."

4.     Section 6.4 of the Plan is amended to read as follows:

"Section 6.4. Tax Effect. This Plan is intended to be treated as an unfunded deferred compensation plan under the Internal Revenue Code of 1986, as amended (the "Code") and, with respect to amounts deferred on and after January I, 2005, to comply in all respects with the requirements of Section 409A of the Code and the regulations thereunder, and, to the maximum extent pe1mitted by law, the Plan shall be so construed and administered. It is the intention of the Company that the amounts of Compensation which an Eligible Director elects to have deferred pursuant to the Plan shall not be included in the gross income of such Eligible Director or his or her beneficiaries until such time as the amounts or assets credited to such Eligible Director's Deferred Compensation Account and Trust Account are distributed to the Eligible Director or his or her beneficiary under the Plan. If at any time any amount attributable to the Eligible Directors' Deferred Compensation Accounts or Trust Accounts are includible in the gross income of any Eligible Director or his or her beneficiary before distribution pursuant to Article IV hereof, the amount includible in income shall be immediately distributed to the respective Eligible Director or beneficiary. Distributions described in the preceding sentence shall only be made from the Trust if the Company is not Insolvent at the time for such distribution."

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